SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

STANDARD MOTOR PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	1-4743 (Commission File Number)	11-1362020 (I.R.S. Employee Identification Number)

37-18 Northern Boulevard, Long Island City, New York 11101
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  718-392-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement

Amendment to Revolving Credit Facility

On June 26, 2009, the Company and certain of its wholly owned subsidiaries entered into an amendment of its Second Amended and Restated Credit Agreement dated as of March 20, 2007, as further amended (the “Credit Agreement”), with General Electric Capital Corporation, as agent, and a syndicate of lenders for a secured revolving credit facility. The amendment provides for, among other things, the following:

•
The consent of the lenders to repay at maturity with funds from the Company’s credit facility (a) the outstanding balance of approximately $32.1 million (plus interest) of the Company’s 6.75% convertible subordinated debentures due July 15, 2009, (b) the outstanding balance of approximately $12.3 million (plus interest) of the Company’s 15% convertible subordinated debentures due April 15, 2011, and (c) the Company’s 15% unsecured promissory notes which the Company intends to issue approximately $5.0 - $5.4 million in the aggregate principal amount to certain directors and executive officers and the trustees of the Company’s Supplemental Executive Retirement Plan in July 2009, which promissory notes will mature on April 15, 2011, subject to borrowing availability thresholds.

•
The consent of the lenders to refinance, repurchase or redeem the Company’s 15% convertible subordinated debentures and the Company’s 15% unsecured promissory notes prior to the maturity date thereof with advances from the Company’s credit facility, subject to borrowing availability thresholds.

•
On the effective date of the amendment, the interest rates applicable to our outstanding borrowings under the credit facility will increase, such that the margin added to the index rate will increase to between 2.25%-2.75% and the margin added to the LIBOR rate will increase to between 3.75%-4.25%, in each case depending upon the level of excess formula availability as defined in the Credit Agreement. As of the effective date of the amendment, the margin added to the index rate will be 2.50% and the margin added to the LIBOR rate will be 4.00%.

•	The decrease in the amount of the aggregate amount of the credit facility from $263 million to $190 million.

•	A one year extension of the maturity date of the Credit Agreement to March 20, 2013.

•	Effective on the date of the repayment at maturity of our 6.75% convertible subordinated debentures, the Company shall maintain minimum borrowing availability of at least $10 million.

We maintain ordinary banking relationships with General Electric Capital Corporation, certain of the other lenders and their respective affiliates. For these services, the parties have received, and may in the future receive, customary compensation and expense reimbursement.

Amendment to Canadian Credit Agreement

On June 26, 2009, we amended our credit agreement with GE Canada Finance Holding Company, for itself and as agent for the lenders. The amendment provides for, among other things, the following: (a) a decrease in the amount of the term loan from $12 million to $10 million; (b) a one year extension of the maturity date of the Canadian credit agreement to March 20, 2013; and (c) an increase in the interest rates applicable to our outstanding borrowings under the Canadian credit agreement to be in line with the increases set forth in our US revolving credit facility.

The descriptions set forth above are qualified by (a) Amendment No. 6 to Second Amended and Restated Credit Agreement filed herewith as exhibit 10.28 and (b) Amendment No. 4 to Credit Agreement filed herewith as exhibit 10.29.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits.

10.28
Amendment No. 6 to Second Amended and Restated Credit Agreement, dated as of June 26, 2009, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corp., as agent and lender, Bank of America, N.A. and Wachovia Bank, N.A., as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

10.29
Amendment No. 4 to Credit Agreement, dated as of June 26, 2009, among SMP Motor Products, Ltd., as borrower and the other credit parties thereto, and GE Canada Finance Holding Company, as lender and agent, and the other lenders thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MOTOR PRODUCTS, INC.

By:	/s/ James J. Burke
James J. Burke
Vice President Finance, Chief Financial Officer

Date: June 29, 2009

Exhibit Index

Exhibit No.	Description

10.28
Amendment No. 6 to Second Amended and Restated Credit Agreement, dated as of June 26, 2009, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corp., as agent and lender, Bank of America, N.A. and Wachovia Bank, N.A., as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

10.29
Amendment No. 4 to Credit Agreement, dated as of June 26, 2009, among SMP Motor Products, Ltd., as borrower and the other credit parties thereto, and GE Canada Finance Holding Company, as lender and agent, and the other lenders thereto.